FOR IMMEDIATE RELEASE
June 10, 2005
Ramp Announces Delisting Procedures To Be Effected By The American Stock Exchange

New York, NY - Ramp Corporation [AMEX: RCO] today announced that delisting procedures will be effected by the American Stock Exchange. On June 6, 2005, the American Stock Exchange notified the Company that, based on the Company’s failure to comply with certain of AMEX’s continued listing standards and AMEX’s determination that the Company will be unable to regain compliance with AMEX listing standards, it will proceed with the filing of an application with the SEC to strike the common stock of the Company from listing and registration on AMEX. The Company does not intend to appeal this notice of delisting.

Ramp Corporation, through its wholly-owned HealthRamp subsidiary, develops and markets the CareGiver and CarePoint suite of technologies. CareGiver enables long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop web browser. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. HealthRamp’s products enable communication of value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about Ramp can be found at www.Ramp.com.

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Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

Contact:
Ron Munkittrick: (212) 440-1575